Exhibit 99.1

                   ARIAD Reports First Quarter 2004 Results;
   Presentation of AP23573 Phase 1 Results and Clinical Trial Plans Imminent

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 4, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the first quarter of 2004 and highlighted key upcoming events.

     Financial Highlights

     For the quarter ended March 31, 2004, the Company reported a net loss of $6.2 million, or $0.13 per share, compared to a net loss of $5.3 million, or $0.15 per share, for the same quarter of 2003. On March 29, 2004, the Company raised gross proceeds of $43.0 million through the sale of 5,060,000 shares of its common stock in an underwritten public offering led by Lehman Brothers. The Company ended the quarter with $102.3 million in cash, cash equivalents and marketable securities. This compares to cash, cash equivalents and marketable securities of $66.7 million at December 31, 2003.

     Upcoming Events

     Up-to-date clinical data on ARIAD's lead oncology product candidate, AP23573, will be presented at the upcoming 40th annual meeting of the American Society of Clinical Oncology (ASCO) in New Orleans, Louisiana on Monday, June 7, 2004. In advance of this presentation, the Company will make the highlights of its clinical studies publicly available, coinciding with the distribution of abstracts by ASCO to its members. The published abstracts are based on results available as of the December 2003 abstract submission date. In addition, the Company's plans for advancing the clinical development of AP23573 in oncology will be announced prior to the ASCO meeting, and the Company's senior management will host a webcast analyst conference call in response to high-level investor interest in its lead clinical program.
     In addition, ARIAD's chairman and chief executive officer will be presenting updated overviews of the Company's progress and plans at three investor conferences - all to be webcast - during the next several weeks:

     -- Rodman and Renshaw Global Healthcare Conference at Claridge's Hotel in London on May 13, 2004.
     -- Banc of America Healthcare Conference at the Four Season's Hotel in Las Vegas on May 21, 2004.
     -- Needham & Company's Third Annual Biotechnology Conference at the New York Palace Hotel on June 16-17, 2004.

     Details concerning each of these webcasts will be made available in separate press releases for each event.
     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases.
     Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and                 Three Months Ended
per share data                                     March 31,
                                           --------------------------
                                                 2004           2003
                                           -----------   ------------
                                                  (Unaudited)

Total revenue                             $       190    $       126
                                           -----------    -----------

Operating expenses:
  Research and development                      4,333          4,541
   General and administrative                   2,218            885
                                           -----------    -----------
          Total operating expenses              6,551          5,426
                                           -----------    -----------

Other income (expense), net                       126            (12 )
                                           -----------    -----------

Net loss                                  $    (6,235 )  $    (5,312 )
                                           ===========    ===========

Net loss per common share
   basic and diluted                      $      (.13 )  $      (.15 )
                                           ===========    ===========

Weighted average number of shares of
 common stock outstanding basic and
 diluted                                   47,540,863     34,849,405



           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION


                                      March 31,        December 31,
In thousands                            2004               2003
                               ---------------------------------------
Cash, cash equivalents and
 marketable securities              $   102,254      $    66,740
Total assets                        $   110,178      $    74,284
Total liabilities                   $    15,514      $    14,958
Stockholders' equity                $    94,664      $    59,326


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345


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